EXHIBIT 99.1

Jamaica, NY, Aug. 8/PR Newswire - First Call - Pacific CMA, Inc. (AMEX: PAM) announced today that it had notified the American Stock Exchange (“AMEX”) that it intended to delist the trading of its Common Stock from the American Stock Exchange. In December of 2006, the AMEX staff advised the Company that they had determined to proceed with the filing of an application with the Securities and Exchange Commission to strike our common stock from listing and registration on the AMEX, based upon alleged events relating to the Company’s 2003 initial listing application.

The Company denies the AMEX’s allegation and believes there was no basis for the delisting proceedings. However, resisting these allegations drew management’s time and attention away from its business and the fees of counsel and experts continued to mount. On July 24, 2007, the Company informed the AMEX that it would voluntarily delist its securities from the AMEX and, on July 26, 2007, the staff of the AMEX advised the Company that it withdrew its delist letter.

The Company is presently making arrangements to assure that there will be no loss in continuity in trading and anticipates that trading will continue on the OTC Bulletin Board once there is cessation of trading on the AMEX.

About Pacific CMA, Inc.

PAM is an international, non-asset based supply-chain management company, providing air and ocean freight forwarding, contract logistics and other logistics-related services. PAM’s large and diverse global and local customers operate in industries with unique supply chain requirements, such as the apparel and technology industries. Its AGI Logistics (HK) Ltd. operating unit, based in Hong Kong, is focused on integrated logistics, freight forwarding and warehousing services in the Far East region and Mainland China.

Its Airgate International operating unit, founded in 1995, is based in New York and primarily handles import air and ocean shipments from the Far East and Southwest Asia to the United States. The newest division, Paradigm Global Logistics, is located in Los Angeles. For more information, please refer to the Company’s website: http://www.pacificcma.com.

Forward-Looking Statements

This press release may contain statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of PAM, its directors, or its officers with respect to the future operating performance of PAM. These forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “approximately,” “intend,” and other similar words and expressions, or future or conditional verbs such as “should,” “would,” “could,” and “may.” In addition, PAM may from time to time make such written or oral “forward-looking statements” in filings with the Securities and Exchange Commission (including exhibits thereto), in its reports to shareholders, and in other communications made by or with the approval of PAM. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in PAM’s periodic filings with the Securities and Exchange Commission.